Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports First Quarter Net Income of $1.7 Million or $0.17 per Diluted Share

Renton, Washington – April 28, 2020 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended March 31, 2020, of $1.7 million, or $0.17 per diluted share, compared to net income of $2.6 million, or $0.26 per diluted share, for the quarter ended December 31, 2019, and $1.9 million, or $0.19 per diluted share, for the quarter ended March 31, 2019.

“In response to the current situation surrounding the global COVID-19 pandemic, we are providing assistance to our customers in a variety of ways, including participating in the Paycheck Protection Program offered under the Coronavirus Aid, Relief, and Economic Security Act as a Small Business Administration lender, working with our customers to modify loans in these difficult economic times and taking the steps necessary to effectively manage our portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis,” stated Joseph W. Kiley III, President and Chief Executive Officer. “We expect to do our part to support further measures that may be undertaken by our government and our regulators to address this crisis and to assist in the anticipated economic recovery.  Since mid-March 2020, the vast majority of our employees have been working remotely. We have been able to keep every office open and I am incredibly grateful to the employees who continue to staff each office to provide needed assistance to their customers and communities. I am very proud of the way our employees have adapted to this uniquely difficult operating environment while complying with the health and safety recommendations from various state and federal government entities,” continued Kiley. “As a result of the COVID-19 pandemic and concern about economic conditions, we increased our allowance for loan loss risk factors for all loan categories, which resulted in a provision for loan losses of $300,000 for the first quarter. Without the adjustment for economic factors, conversely, we would have recorded a recapture of provision for loan losses of approximately $500,000,” concluded Kiley.

Highlights for the quarter ended March 31, 2020:
•	Net loans receivable decreased slightly to $1.09 billion at March 31, 2020, compared to $1.11 billion at December 31, 2019, and increased from $1.05 billion at March 31, 2019.
•	Deposits totaled $1.00 billion at March 31, 2020, compared to $1.03 billion at December 31, 2019, and $955.3 million at March 31, 2019.
•
The Company continued to reduce its brokered deposits outstanding. Brokered deposits totaled $25.5 million at March 31, 2020, compared to $94.5 million at December 31, 2019 and $123.4 million at March 31, 2019.

•
The Bank opened its first office in Pierce County at University Place, Washington, bringing the total number of offices in the Puget Sound region to thirteen, and announced plans for further expansion into Pierce County in Gig Harbor, Washington.

•	The Company increased the regular quarterly cash dividend paid to shareholders by 11.0% to $0.10 per share in the first quarter, from $0.09 per share previously.
•
The Company repurchased 79,395 shares during the quarter at an average price of $14.06 per share and has authorization to repurchase an additional 433,605 shares pursuant to its stock repurchase plan that expires on July 27, 2020. The Company considers several factors including share price and capital levels in determining the size and pace of its share repurchase activities and at this time intends to continue repurchasing its common stock in accordance with Rule 10b-18 of the Securities Exchange Act of 1934.

•	The Company’s book value per share was $15.03 at March 31, 2020, compared to $15.25 at December 31, 2019, and $14.50 at March 31, 2019.
•	The Bank’s Tier 1 leverage and total capital ratios at March 31, 2020, were 10.3% and 14.7%, respectively, compared to 10.3% and 14.4%, respectively at both December 31, 2019, and March 31, 2019.
•
Based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) and taking into account the estimated impact of the COVID-19 pandemic, there was a $300,000 provision for loan losses during the quarter ended March 31, 2020.

While total deposits declined during the quarter ended March 31, 2020, primarily due to a managed reduction in higher cost brokered deposits, the reduction was largely replaced by increased retail deposits and additional advances from the Federal Home Loan Bank (“FHLB”). Total deposits at March 31, 2020, declined $33.6 million to $1.00 billion due to the $69.0 million decline in brokered deposits. Excluding the reduction in brokered deposits, total deposits increased $35.5 million during the quarter. The continued success of our deposit gathering efforts throughout our branch network was the primary reason for the ability to reduce the levels of brokered deposits from prior period levels.

The following table presents a breakdown of our total deposits (unaudited):

	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$53,519	$52,849	$46,026	$670	$7,493
Interest-bearing demand	68,803	65,897	51,096	2,906	17,707
Statement savings	17,040	17,447	23,770	(407)	(6,730)
Money market	397,489	377,766	312,057	19,723	85,432
Certificates of deposit, retail (1)	437,676	425,103	398,956	12,573	38,720
Certificates of deposit, brokered	25,457	94,472	123,367	(69,015)	(97,910)
Total deposits	$999,984	$1,033,534	$955,272	$(33,550)	$44,712
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $22,000 at March 31, 2020, $28,000 at December 31, 2019, and $49,000 at March 31, 2019.

The following tables present an analysis of total deposits by branch office (unaudited):
	March 31, 2020
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$28,624	$22,619	$13,811	$230,235	$355,710	$-	$650,999
Landing	4,476	2,173	36	13,286	9,821	-	29,792
Woodinville (1)	1,705	5,623	733	15,790	6,908	-	30,759
Bothell	556	886	20	6,221	3,297	-	10,980
Crossroads	4,894	10,197	5	47,714	11,689	-	74,499
Kent (2)	472	2,961	-	10,736	1,061	-	15,230
Kirkland (3)	253	11	-	-	-	-	264
Total King County	40,980	44,470	14,605	323,982	388,486	-	812,523

Snohomish County
Mill Creek	2,292	3,610	467	18,619	10,552	-	35,540
Edmonds	3,352	10,952	210	22,591	18,920	-	56,025
Clearview (1)	3,627	4,596	753	13,288	4,775	-	27,039
Lake Stevens (1)	2,024	2,446	468	7,142	4,240	-	16,320
Smokey Point (1)	1,244	2,715	537	11,656	10,703	-	26,855
Total Snohomish County	12,539	24,319	2,435	73,296	49,190	-	161,779

Pierce County
University Place (4)	-	14	-	211	-	-	225
Total Pierce County	-	14	-	211	-	-	225

Total retail deposits	53,519	68,803	17,040	397,489	437,676	-	974,527
Brokered deposits	-	-	-	-	-	25,457	25,457
Total deposits	$53,519	$68,803	$17,040	$397,489	$437,676	$25,457	$999,984
(1) Balance of retail certificates of deposit for acquired branches are net of an unamortized aggregate fair value adjustment of $22,000.
(2) Kent office opened January 31, 2019.
(3) Kirkland office opened November 12, 2019.
(4) University Place office opened March 2, 2020.
	December 31, 2019
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$28,909	$35,384	$14,112	$219,482	$345,476	$-	$643,363
Landing	4,625	1,855	32	13,919	9,095	-	29,526
Woodinville (1)	1,772	3,228	699	13,076	7,110	-	25,885
Bothell	545	1,178	31	5,779	4,312	-	11,845
Crossroads	3,751	7,943	107	52,042	11,481	-	75,324
Kent (2)	370	2,753	-	4,036	1,055	-	8,214
Kirkland (3)	-	43	-	-	-	-	43
Total King County	39,972	52,384	14,981	308,334	378,529	-	794,200

Snohomish County
Mill Creek	2,295	1,790	504	19,440	10,687	-	34,716
Edmonds	4,243	3,718	177	24,644	17,007	-	49,789
Clearview (1)	3,194	3,538	807	7,445	4,775	-	19,759
Lake Stevens (1)	2,036	2,033	415	7,015	3,940	-	15,439
Smokey Point (1)	1,109	2,434	563	10,888	10,165	-	25,159
Total Snohomish County	12,877	13,513	2,466	69,432	46,574	-	144,862

Total retail deposits	52,849	65,897	17,447	377,766	425,103	-	939,062
Brokered deposits	-	-	-	-	-	94,472	94,472
Total deposits	$52,849	$65,897	$17,447	$377,766	$425,103	$94,472	$1,033,534
(1) Balance of retail certificates of deposit for acquired branches are net of an unamortized aggregate fair value adjustment of $28,000.
(2) Kent office opened January 31, 2019.
(3) Kirkland office opened November 12, 2019.

Net loans receivable decreased slightly to $1.09 billion at March 31, 2020, compared to $1.11 billion at December 31, 2019, and increased slightly from $1.05 billion at March 31, 2019. The average balance of net loans receivable totaled $1.10 billion for the quarter ended March 31, 2020, compared to $1.09 billion for the quarter ended December 31, 2019, and $1.03 billion for the quarter ended March 31, 2019.

The Company recorded a $300,000 provision for loan losses in the quarter ended March 31, 2020, compared to no provision for loan losses in the quarter ended December 31, 2019, and a provision for loan losses of $400,000 in the quarter ended March 31, 2019. The provision in the quarter ended March 31, 2020, was due primarily to COVID-19 related adjustments to the economic factors considered in evaluating the ALLL against the probable losses inherent in the loan portfolio. There was no provision for loan losses recorded in the quarter ended December 31, 2019, despite loan growth in the quarter, primarily due to credit upgrades for certain loan relationships and continued strength in the loan portfolio quality metrics. The provision for loan losses in the quarter ended March 31, 2019, was due primarily to growth in net loan receivables.

The ALLL represented 1.22% of total loans receivable at March 31, 2020, compared to 1.18% at December 31, 2019, and 1.30% at March 31, 2019. There was $2.2 million in delinquent loans (loans over 30 days past due) at both March 31, 2020 and December 31, 2019, primarily comprised of one $2.1 million multifamily loan, compared to $317,000 at March 31, 2019. Nonperforming loans totaled $2.2 million at March 31, 2020, compared to $95,000 at December 31, 2019, and $151,000 at March 31, 2019. The increase is due to the $2.1 million multifamily loan that is currently in foreclosure. We completed an impairment analysis of this credit during the quarter and do not anticipate incurring a loss at this time.
The following table presents a breakdown of our nonperforming assets (unaudited):
	Mar 31,	Dec 31,	Mar 31,	Three Month	One Year
	2020	2019	2019	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$91	$95	$107	$(4)	$(16)
Multifamily	2,104	─	─	2,104	2,104
Consumer	─	─	44	─	(44)
Total nonperforming loans	2,195	95	151	2,100	2,044

Other real estate owned (“OREO”)	454	454	454	─	─

Total nonperforming assets (1)	$2,649	$549	$605	$2,100	$2,044

Nonperforming assets as a
percent of total assets	0.20%	0.04%	0.05%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at March 31, 2020.

OREO remained unchanged at $454,000 at March 31, 2020, December 31, 2019 and March 31, 2019.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At March 31, 2020, TDRs totaled $5.0 million, compared to $5.2 million at December 31, 2019, and $7.8 million at March 31, 2019.

Net interest income for both the quarters ended March 31, 2020, and December 31, 2019, was $9.7 million, compared to $9.9 million for the quarter ended March 31, 2019.

Interest income totaled $14.5 million for the quarter ended March 31, 2020, compared to $15.0 million in the quarter ended December 31, 2019, and $14.6 million in the quarter ended March 31, 2019. The decline in the current quarter compared to the quarter ended December 31, 2019, was primarily due to the rapid decline in interest rates as the Federal Reserve’s Open Market Committee dramatically reduced its short-term interest rate targets by 150 basis points in March 2020 in response to the COVID-19 pandemic.

Total interest expense was $4.8 million for the quarter ended March 31, 2020, compared to $5.3 million for the quarter ended December 31, 2019, and $4.7 million for the quarter ended March 31, 2019. In the quarter ended December 31, 2019, the higher cost of interest-bearing liabilities contributed to increased interest expense compared to the quarter ended March 31, 2019. The decline from the quarter ended December 31, 2019, was due primarily to a reduced level of brokered deposits and a declining interest rate environment. Specifically, we replaced higher cost brokered deposits with retail deposits through our branch network and FHLB advances obtained in conjunction with interest rate swaps to secure lower long-term interest rates. We reduced the balance of brokered deposits to $25.5 million at March 31, 2020, from $94.5 million at December 31, 2019, and $123.4 million at March 31, 2019. Advances from the FHLB totaled $160.0 million at March 31, 2020, compared to $137.7 million at December 31, 2019, and $163.5 million at March 31, 2019. The average cost of other borrowings was 1.48% for the quarter ended March 31, 2020, compared to 1.66% for the quarter ended December 31, 2019, and 2.26% for the quarter ended March 31, 2019. For the third consecutive quarter, the Bank replaced a portion of its brokered deposit portfolio with lower rate alternatives, including FHLB advances and retail deposits. At March 31, 2020, $120.0 million of our borrowings were short-term FHLB advances tied to long-term interest rate swaps. During the quarter ended March 31, 2020, we entered into interest rate swap transactions totaling $45.0 million, at rates between 0.91% to 0.98% for terms from six to eight years. In addition, we entered into $25.0 million in forward starting interest rate swaps beginning October 25, 2021, to partially replace a $50.0 million swap maturing on that date. These forward starting interest rate swaps carry rates of 0.79% for seven years and 0.80% for eight years.

The changes in fair market value of our interest rate swaps are reflected in the stockholders’ equity portion of the balance sheet as accumulated other comprehensive loss, net of tax. The $3.2 million increase in accumulated other comprehensive loss, net of tax during the first quarter is due primarily to the historic low interest rate environment in effect at March 31, 2020, compared to the prior periods, and to the rates in effect at the times we executed each interest rate swap agreement. Total stockholders’ equity declined to $153.1 million at March 31, 2020, from $156.3 million at December 31, 2019, and book value per common share declined to $15.03 at March 31, 2020, from $15.25 at December 31, 2019, primarily due to this decline in fair market value of our interest rate swaps.

The net interest margin was 3.11% for the quarter ended March 31, 2020, compared to 3.09% for the quarter ended December 31, 2019, and 3.37% for the quarter ended March 31, 2019. The modest improvement in the quarter ended March 31, 2020, from the quarter ended December 31, 2019, relates primarily to the reduction in rates paid on brokered deposits, FHLB advances, and the interest rate swap activity discussed above. The resulting improvement in the Company’s cost of funds modestly outpaced the reduction in yield on interest-earning assets. The decline in net interest margin for the quarter ended March 31, 2020, compared to the quarter ended March 31,

2019, was due primarily to a significant decline in interest-earning asset yields, partially offset by a decline in cost of interest-bearing liabilities.

Noninterest income for the quarter ended March 31, 2020, totaled $990,000, compared to $1.5 million in the quarter ended December 31, 2019, and $700,000 in the quarter ended March 31, 2019. The decrease in noninterest income for the quarter ended March 31, 2020, compared to the quarter ended December 31, 2019, was primarily due to a significantly higher level of loan related fees and prepayment penalties in the quarter ended December 31, 2019. The increase in noninterest income for the quarter ended March 31, 2020, compared to the quarter ended March 31, 2019, was primarily due to a low level of loan related fees in the quarter ended March 31, 2019.

Noninterest expense totaled $8.3 million for the quarter ended March 31, 2020, compared to $8.0 million for the quarter ended December 31, 2019, and $7.7 million in the quarter ended March 31, 2019. Salaries and employee benefits for the quarter ended March 31, 2020, increased slightly from the quarter ended December 31, 2019, primarily due to annual salary increases that went into effect on January 1, 2020. Regulatory assessments increased to normal levels as the Bank utilized all of its remaining regulatory assessment credits last quarter, substantially offsetting the impact of lower other general and administrative expenses in the quarter. Noninterest expense increased from the same quarter last year as the Bank continued to pursue its branch expansion strategy, which resulted in higher salaries and benefits, occupancy and equipment and data processing expenses among others, and the receipt during the quarter ended March 31, 2019, of a $125,000 insurance claim relating to a previously reported $225,000 fraud loss.

COVID-19 Related Information

As noted above, in response to the current global situation surrounding the COVID-19 pandemic, we are providing assistance to our customers in a variety of ways and participating in the Paycheck Protection Program offered under the CARES Act as a Small Business Administration (“SBA”) lender, and taking the steps necessary while working with our loan customers to effectively manage our portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis. The following is presented to outline certain activities in this regard:

Modifications
As of April 24, 2020, we had received requests for some type of payment relief on loans totaling $166.8 million, representing 15.1% of total loans as of March 31, 2020, of which $71.3 million had been approved and processed as of April 24, 2020. We will continue to review and process outstanding requests over the coming weeks. The primary method of relief is to allow the borrower to defer their loan payments for three to six months, while others have been provided the opportunity to pay interest only depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID--19 pandemic from being treated as troubled debt restructurings (“TDRs”). The following table provides detail on the modifications approved and processed through April 24, 2020:

	April 24, 2020
	Balance of loans with modifications of 1-3 months	Balance of loans with modifications of greater than 3 months	Total balance of loans with modifications granted	Total loans as of Mar 31, 2020	Modifications as % of total loans as of Mar 31, 2020
One-to-four family residential	$16,693	$6,395	$23,087	$371,253	6.2%
Multifamily	1,726	2,877	4,603	169,468	2.7

Commercial:
Office	1,778	-	1,778	95,911	1.9
Retail	14,405	4,128	18,533	122,460	15.1
Mobile home park	-	-	-	25,370	-
Hotel/motel	996	5,566	6,562	52,515	12.5
Nursing home	-	6,368	6,368	11,783	54.0
Warehouse	-	5,635	5,635	17,489	32.2
Storage	-	-	-	34,551	-
Other non-residential	828	-	828	25,831	3.2
Total commercial	18,007	21,697	39,704	385,910	10.3

Construction/land	-	-	-	107,401	-

Business:
Aircraft	1,074	-	1,074	13,741	7.8
SBA	-	-	-	753	-
Other business	165	657	822	20,208	4.1
Total business	1,239	657	1,896	34,702	5.5

Consumer:
Classic/collectible auto	1,202	-	1,202	22,029	5.5
Other consumer	760	-	760	15,196	5.0
Total consumer	1,962	-	1,962	37,225	5.3

Total loans with pandemic modifications	$39,627	$31,626	$71,252	$1,105,959	6.4%

Paycheck Protection Program (“PPP” or “Program”)
As of April 17, 2020, we had received approximately 388 requests for PPP loans totaling approximately $62.2 million. We were successful in obtaining SBA Loan Authorizations on 180 of these loans totaling approximately $24.2 million before the SBA exhausted the funds allocated for the Program. According to data received from customers in this process, these funds will allow these small businesses to retain more than 2,200 employees. We are very proud of the countless hours our employees spent processing these applications and we are continuing to work diligently to process the remaining applications.

Additional Portfolio Details
Total balances drawn on outstanding lines of credit were $47.1 million as of December 31, 2019, on total lines of credit available of $86.3 million. As of March 31, 2020, total balances drawn increased slightly to $48.4 million on total lines of credit available of $79.6 million. At April 18, 2020, total balances drawn were $48.9 million on total lines of credit available of $79.8 million.

The following table presents the loan to value ratios of select segments of our loan portfolio that we consider to be more likely to be impacted by COVID-19 pandemic considerations at March 31, 2020. The loan to value ratio (“LTV”) is the ratio derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:
	March 31, 2020
	LTV 0-60	LTV 61-75	LTV 76+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$234,572	$144,202	$33,502	$412,276	48.85%
Church	1,398	-	-	1,398	48.06
Classic auto	2,864	7,210	11,955	22,029	70.01
Gas station	3,572	-	521	4,093	52.76
Hotel / motel	58,772	-	9,392	68,164	55.08
Marina	7,821	-	-	7,821	38.13
Mobile home park	19,905	5,465	-	25,370	31.54
Nursing home	12,883	-	-	12,883	20.90
Office	62,327	30,072	2,937	95,336	50.89
Other non-residential	6,496	4,777	-	11,273	50.91
Retail	75,839	40,870	-	116,709	50.76
Storage	25,997	11,296	-	37,293	55.97
Warehouse	15,418	1,941	-	17,359	50.83
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this report.

Delinquencies
As of April 24, 2020, there were 9 loans totaling $3.2 million that had not requested a deferral and were 10 or more days past due, including the $2.1 million multifamily loan currently in foreclosure disclosed earlier in this release.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 13 full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 2000 Index. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Three Month Change	One Year Change

Cash on hand and in banks	$6,453	$10,094	$9,366	(36.1)%	(31.1)%
Interest-earning deposits with banks	22,063	12,896	14,596	71.1	51.2
Investments available-for-sale, at fair value	132,159	136,601	138,658	(3.3)	(4.7)
Investments held-to-maturity	2,371	-	-	n/a	n/a
Loans receivable, net of allowance of $13,530, $13,218, and $13,808, respectively	1,092,128	1,108,462	1,051,711	(1.5)	3.8
Federal Home Loan Bank ("FHLB") stock, at cost	8,010	7,009	8,041	14.3	(0.4)
Accrued interest receivable	4,302	4,138	4,861	4.0	(11.5)
Deferred tax assets, net	2,227	1,501	1,728	48.4	28.9
Other real estate owned ("OREO")	454	454	454	0.0	0.0
Premises and equipment, net	22,591	22,466	21,370	0.6	5.7
Bank owned life insurance ("BOLI")	32,290	31,982	30,162	1.0	7.1
Prepaid expenses and other assets	1,898	2,216	3,217	(14.4)	(41.0)
Right of use asset ("ROU")	2,446	2,209	1,730	10.7	41.4
Goodwill	889	889	889	0.0	0.0
Core deposit intangible	932	968	1,079	(3.7)	(13.6)
Total assets	$1,331,213	$1,341,885	$1,287,862	(0.8)%	3.4%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$53,519	$52,849	$46,026	1.3%	16.3%
Interest-bearing deposits	946,465	980,685	909,246	(3.5)	4.1
Total Deposits	999,984	1,033,534	955,272	(3.2)	4.7
Advances from the FHLB	160,000	137,700	163,500	16.2	(2.1)
Advance payments from borrowers for taxes and insurance	4,960	2,921	5,374	69.8	(7.7)
Lease liability	2,538	2,279	1,745	11.4	45.4
Accrued interest payable	236	285	478	(17.2)	(50.6)
Other liabilities	10,403	8,847	9,809	17.6	6.1
Total liabilities	1,178,121	1,185,566	1,136,178	(0.6)%	3.7%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 10,184,411 shares at March 31, 2020, 10,252,953 shares at December 31, 2019, and 10,457,625 at March 31, 2019	102	103	104	(1.0)%	(1.9)%
Additional paid-in capital	86,357	87,370	89,800	(1.2)	(3.8)
Retained earnings, substantially restricted	74,017	73,321	67,568	0.9	9.5
Accumulated other comprehensive loss, net of tax	(4,563)	(1,371)	(1,838)	232.8	148.3
Unearned Employee Stock Ownership Plan ("ESOP") shares	(2,821)	(3,104)	(3,950)	(9.1)	(28.6)
Total stockholders' equity	153,092	156,319	151,684	(2.1)	0.9
Total liabilities and stockholders' equity	$1,331,213	$1,341,885	$1,287,862	(0.8)%	3.4%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Three Month Change	One Year Change
Interest income
Loans, including fees	$13,474	$13,852	$13,281	(2.7)%	1.5%
Investments available-for-sale	919	995	1,159	(7.6)	(20.7)
Interest-earning deposits with banks	31	47	40	(34.0)	(22.5)
Dividends on FHLB Stock	76	72	91	5.6	(16.5)
Total interest income	14,500	14,966	14,571	(3.1)	(0.5)
Interest expense
Deposits	4,366	4,807	3,822	(9.2)	14.2
Other borrowings	470	461	897	2.0	(47.6)
Total interest expense	4,836	5,268	4,719	(8.2)	2.5
Net interest income	9,664	9,698	9,852	(0.4)	(1.9)
Provision for loan losses	300	-	400	n/a	(25.0)
Net interest income after provision for loan losses	9,364	9,698	9,452	(3.4)	(0.9)

Noninterest income
Net gain (loss) on sale of investments	-	71	(8)	(100.0)	(100.0)
BOLI	254	301	269	(15.6)	(5.6)
Wealth management revenue	165	177	196	(6.8)	(15.8)
Deposit related fees	176	178	171	(1.1)	2.9
Loan related fees	392	782	63	(49.9)	522.2
Other	3	14	9	(78.6)	(66.7)
Total noninterest income	990	1,523	700	(35.0)	41.4

Noninterest expense
Salaries and employee benefits	5,212	5,048	5,000	3.2	4.2
Occupancy and equipment	1,071	1,024	866	4.6	23.7
Professional fees	430	428	496	0.5	(13.3)
Data processing	694	638	518	8.8	34.0
OREO related expenses, net	1	1	31	0.0	(96.8)
Regulatory assessments	144	21	137	585.7	5.1
Insurance and bond premiums	120	87	105	37.9	14.3
Marketing	64	59	86	8.5	(25.6)
Other general and administrative	532	665	470	(20.0)	13.2
Total noninterest expense	8,268	7,971	7,709	3.7	7.3
Income before federal income tax provision	2,086	3,250	2,443	(35.8)	(14.6)
Federal income tax provision	402	635	498	(36.7)	(19.3)
Net income	$1,684	$2,615	$1,945	(35.6)%	(13.4)%

Basic earnings per share	$0.17	$0.26	$0.19
Diluted earnings per share	$0.17	$0.26	$0.19
Weighted average number of common shares outstanding	9,896,234	9,934,768	10,118,286
Weighted average number of diluted shares outstanding	9,978,060	10,032,979	10,220,900

The following table presents a breakdown of our loan portfolio (unaudited):
	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$11,230	1.0%	$13,809	1.2%	$14,008	1.3%
Other multifamily	158,238	14.3	159,106	14.2	153,835	14.4
Total multifamily	169,468	15.3	172,915	15.4	167,843	15.7

Non-residential:
Office	95,911	8.7	100,744	9.0	99,639	9.3
Retail	122,460	11.1	133,094	11.8	146,864	13.8
Mobile home park	25,370	2.3	26,099	2.3	15,697	1.5
Hotel/motel	52,515	4.7	42,971	3.8	27,882	2.6
Nursing home	11,783	1.1	11,831	1.1	16,243	1.5
Warehouse	17,489	1.6	17,595	1.6	18,274	1.7
Storage	34,551	3.1	37,190	3.3	36,283	3.4
Other non-residential	25,831	2.3	25,628	2.3	23,804	2.2
Total non-residential	385,910	34.9	395,152	35.2	384,686	36.0

Construction/land:
One-to-four family residential	43,279	3.9	44,491	4.0	47,661	4.5
Multifamily	35,201	3.2	40,954	3.6	47,006	4.4
Commercial	22,946	2.1	19,550	1.7	12,878	1.2
Land development	5,975	0.5	8,670	0.8	6,965	0.7
Total construction/land	107,401	9.7	113,665	10.1	114,510	10.8

One-to-four family residential:
Permanent owner occupied	203,045	18.4	210,898	18.8	194,648	18.3
Permanent non-owner occupied	168,208	15.2	161,630	14.4	156,684	14.7
Total one-to-four family residential	371,253	33.6	372,528	33.2	351,332	33.0

Business
Aircraft	13,741	1.2	14,012	1.3	11,860	1.1
Small Business Administration (“SBA”)	753	0.1	362	0.0	-	0.0
Other business	20,208	1.8	23,405	2.1	21,653	2.0
Total business	34,702	3.1	37,779	3.4	33,513	3.1

Consumer
Classic auto	22,029	2.0	18,454	1.7	-	0.0
Other consumer	15,196	1.4	11,745	1.0	14,336	1.4
Total consumer	37,225	3.4	30,199	2.7	14,336	1.4
Total loans	1,105,959	100.0%	1,122,238	100.0%	1,066,220	100.0%
Less:
Deferred loan fees, net	301		558		701
ALLL	13,530		13,218		13,808
Loans receivable, net	$1,092,128		$1,108,462		$1,051,711

Concentrations of credit: (1)
Construction loans as % of total capital	77.6%		81.9%		87.5%
Total non-owner occupied commercial real estate as % of total capital	437.7%		449.7%		460.9%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter End
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2020	2019	2019	2019	2019
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.51%	0.79%	0.75%	1.04%	0.63%
Return on equity	4.30	6.64	6.41	8.70	5.16
Dividend payout ratio	58.82	34.62	36.00	27.27	42.11
Equity-to-assets ratio	11.50	11.65	11.85	11.86	11.78
Tangible equity ratio (2)	11.38	11.53	11.73	11.72	11.64
Net interest margin	3.11	3.09	3.07	3.23	3.37
Average interest-earning assets to average interest-bearing liabilities	113.78	113.50	113.17	113.23	113.87
Efficiency ratio	77.60	71.04	69.73	68.80	73.06
Noninterest expense as a percent of average total assets	2.51	2.40	2.24	2.28	2.48
Book value per common share	$15.03	$15.25	$15.06	$14.83	$14.50
Tangible book value per share (2)	14.85	15.07	14.88	14.64	14.32

Capital Ratios: (3)
Tier 1 leverage ratio	10.25%	10.27%	10.13%	10.34%	10.28%
Common equity tier 1 capital ratio	13.42	13.13	13.14	13.46	13.13
Tier 1 capital ratio	13.42	13.13	13.14	13.46	13.13
Total capital ratio	14.67	14.38	14.39	14.71	14.38

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.20%	0.01%	0.01%	0.01%	0.01%
Nonperforming assets as a percent of total assets	0.20	0.04	0.05	0.05	0.05
ALLL as a percent of total loans	1.22	1.18	1.20	1.22	1.30
Net (recoveries) charge-offs to average loans receivable, net	(0.00)	(0.01)	(0.00)	(0.00)	(0.01)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$13,218	$13,161	$13,057	$13,808	$13,347
Provision (Recapture of provision)	300	-	100	(800)	400
Charge-offs	-	-	-	-	-
Recoveries	12	57	4	49	61
ALLL, end of the quarter	$13,530	$13,218	$13,161	$13,057	$13,808
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to page 15 for reconciliation between the GAAP and non‑GAAP financial measures.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2020	2019	2019	2019	2019
Yields and Costs:
Yield on loans	4.94%	5.05%	5.14%	5.19%	5.22%
Yield on investments available-for-sale	2.72	2.85	3.02	3.21	3.35
Yield on interest-earning deposits	1.18	1.61	2.24	2.33	2.50
Yield on FHLB stock	4.62	4.84	6.81	5.58	4.68
Yield on interest-earning assets	4.67%	4.78%	4.84%	4.94%	4.98%

Cost of interest-bearing deposits	1.81%	1.94%	2.00%	1.89%	1.76%
Cost of other borrowings	1.48	1.66	2.02	2.28	2.26
Cost of interest-bearing liabilities	1.77%	1.91%	2.00%	1.94%	1.84%

Cost of total deposits	1.72%	1.84%	1.91%	1.80%	1.67%
Cost of funds	1.69	1.82	1.92	1.86	1.76

Average Balances:
Loans	$1,096,091	$1,087,558	$1,073,283	$1,051,894	$1,031,994
Investments available-for-sale	135,765	138,331	140,031	138,634	140,433
Interest-earning deposits	10,555	11,572	27,992	8,275	6,484
FHLB stock	6,615	5,897	5,649	7,337	7,888
Total interest-earning assets	$1,249,026	$1,243,358	$1,246,955	$1,206,140	$1,186,799

Interest-bearing deposits	$970,062	$985,532	$998,123	$919,306	$881,260
Borrowings	127,707	109,895	103,707	145,895	160,950
Total interest-bearing liabilities	$1,097,769	$1,095,427	$1,101,830	$1,065,201	$1,042,210
Noninterest-bearing deposits	53,199	50,951	47,613	48,137	47,002
Total deposits and borrowings	$1,150,968	$1,146,378	$1,149,443	$1,113,338	$1,089,212

Average assets	$1,324,845	$1,317,586	$1,319,777	$1,279,880	$1,258,902
Average stockholders' equity	157,492	156,147	155,057	152,267	152,850

Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures of the tangible equity ratio and tangible book value per share. The Company's intangible assets consist of goodwill and core deposit intangible. Tangible equity is calculated by subtracting intangible assets from total stockholders’ equity. Tangible assets are calculated by subtracting intangible assets from total assets. The tangible equity ratio is tangible equity divided by tangible assets. Tangible book value per share is calculated by dividing tangible equity by the number of common shares outstanding. The Company believes that these non-GAAP measures provide a more consistent presentation of its capital and facilitate peer comparison that is desired by investors.

Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation between the GAAP and non-GAAP measures:

	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands, except per share data)
Total stockholders' equity (GAAP)	$153,092	$156,319	$155,102	$153,828	$151,684
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	932	968	1,005	1,042	1,079
Tangible equity (Non-GAAP)	$151,271	$154,462	$153,208	$151,897	$149,716

Total assets (GAAP)	1,331,213	1,341,885	1,308,359	1,297,561	1,287,862
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	932	968	1,005	1,042	1,079
Tangible assets (Non-GAAP)	$1,329,392	$1,340,028	$1,306,465	$1,295,630	$1,285,894

Common shares outstanding at period end	10,184,411	10,252,953	10,296,053	10,375,325	10,457,625

Equity to assets ratio	11.50%	11.65%	11.85%	11.86%	11.78%
Tangible equity ratio	11.38	11.53	11.73	11.72	11.64
Book value per share	$15.03	$15.25	$15.06	$14.83	$14.50
Tangible book value per share	14.85	15.07	14.88	14.64	14.32